EXHIBIT 5.1

                  [DRESSER INDUSTRIES, INC. LETTERHEAD]
                              June 27, 1994


    Dresser Industries, Inc.
    2001 Ross Avenue
    Dallas, Texas  75201

    Baroid Corporation
    2001 Ross Avenue
    Dallas, Texas  75201

         Re:  Registration Statement on Form S-4
              Dresser Industries, Inc. and Baroid Corporation

    Gentlemen:

    Reference is made to the Registration Statement on Form S-4, as amended (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to the solicitation (the "Solicitation") by Baroid Corporation ("Baroid") of consents of registered holders of Baroid's 8% Senior Notes due 2003 (the "Notes") to an amendment (the "Proposed Amendment") to the Indenture (the "Indenture") dated as of April 22, 1993 between Baroid and Texas Commerce Bank National Association (the "Trustee"), pursuant to which the Notes were issued, and the preparation and execution of a supplemental indenture (the "Supplemental Indenture") effecting the Proposed Amendment and a guarantee (the "Guarantee") by Dresser Industries, Inc. ("Dresser") of the Notes as amended by the Proposed Amendment (the "Amended Notes"). As Vice President - Corporate Counsel of Dresser and Vice President of Baroid I have examined such corporate records, certificates and other documents and questions of law as I deem necessary or appropriate to this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

    Based on the foregoing, I am of the opinion that:

      (a)          Dresser and Baroid have each been duly
                   incorporated and are validly existing in good standing under the laws of the State of Delaware; and

      (b) When the Registration Statement has become effective, the Requisite Consents (as defined in the Registration Statement) have been delivered and the Supplemental Indenture has been executed by Baroid, Dresser and the Trustee, the Amended
                   Notes will be legally issued and will constitute





    Dresser Industries, Inc.
    Baroid Corporation
    Registration Statement
    June 27, 1994
    Page 2



              the valid and legally binding obligation of Baroid in accordance with their terms and the Guarantee will constitute a legally binding obligation of Dresser (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights and remedies generally in effect from time to time and to general principles of equity as they relate to enforcement and remedies) regardless of whether enforcement is sought in a proceeding at law or in equity.

         The opinions herein are limited to the laws of the State of Texas, and I do not express any opinion concerning any laws other than the laws of the State of Texas, the corporate laws of the State of Delaware and the Federal laws of the United States of America, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

         I hereby consent to the filing of this opinion as Exhibit
    5.1 to said Registration Statement and to the use of my name under the caption "Legal Opinion" in the Prospectus contained therein.



                             Very truly yours,


                             /s/ Rebecca R. Morris
                             Rebecca R. Morris